Exhibit 10.3

BB&T CORPORATION

AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

Nonqualified Stock Option Agreement

(Non-Employee Directors)

Name of Participant:	<<First Name>> <<MI>> <<Last Name>>
Grant Date:	, 20
Number of Shares Subject to Option:	<<number of shares>>
Type of Option:	Nonqualified Option
Date Vesting Begins:	, 20
Expiration date:	, 20

THIS AGREEMENT (the “Agreement”), dated effective as of                     , 20    , between BB&T CORPORATION, a North Carolina corporation (“BB&T”) for itself and its Affiliates, and <<First Name>> <<MI>> <<Last Name>>, a Director (the “Participant”), is made pursuant to and subject to the provisions of the BB&T Corporation Amended and Restated 2004 Stock Incentive Plan, as it may be amended and/or restated (the “Plan”).

BB&T desires to carry out the purposes of the Plan by affording the Participant an opportunity to purchase shares of BB&T’s common stock, $5.00 par value per share (the “Common Stock”), as hereinafter provided.

In consideration of the foregoing, of the mutual promises set forth below and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Incorporation of Plan. The rights and duties of BB&T and the Participant under this Agreement shall in all respects be subject to and governed by the provisions of the Plan, the terms of which are incorporated herein by reference. In the event of any conflict between the provisions in this Agreement and those of the Plan, the provisions of the Plan shall govern. Unless otherwise provided herein, capitalized terms in this Agreement shall have the same definitions as set forth in the Plan.

2. Grant of Option. Pursuant to the Plan, effective as of                     , 20     (the “Grant Date”), BB&T grants to the Participant, subject to the terms and conditions of the Plan and related resolutions of the Board, and subject further to the terms and conditions herein, the right and option (the “Option”) to purchase from BB&T all or any part of an aggregate of <<number of shares>> shares (the “Shares”) of Common Stock at a purchase price (the “Option Price”) of $             per Share, such Option Price being the Fair Market Value per share of Common Stock on the Grant Date. This Option is designated as a Nonqualified Option and, as such, is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Such Option will be vested and exercisable as hereinafter provided.

3. Terms and Conditions. The Option is subject to the following terms and conditions:

(a) Expiration Date. Unless the Option terminates earlier pursuant to the terms of the Plan or this Agreement, the Option shall expire on                     , 20     (the “Expiration Date”) (such term commencing with the Grant Date and ending on the Expiration Date being referred to as the “Option Period”).

(b) Exercise of Option. Except as provided in Sections 4, 5, 6, 7 and 9 and subject to the authority of the Administrator to accelerate the exercisability of this Option, this Option shall become vested and exercisable with respect to twenty-five percent (25%) of the Shares subject to the Option on the first year anniversary of the Grant Date and with respect to an additional twenty-five percent (25%) of the Shares subject to the Option on each annual anniversary of the Grant Date over the following three years, so that the Option shall be fully vested and fully exercisable on the fourth-year anniversary of the Grant Date. To the extent the Option has become vested and exercisable in accordance with the preceding sentence, it shall continue to be vested and exercisable until the earlier of the termination of the Participant’s rights hereunder pursuant to Sections 4, 5, 6, 7 and 9, or until the Expiration Date. The Option may be exercised with respect to any number of whole Shares less than the full number for which the Option could be exercised. A partial exercise of the Option shall not affect the Participant’s right to exercise the Option with respect to the remaining Shares, subject to the conditions of the Plan and this Agreement. The Option may not be exercised at any time unless the Participant shall have been in the continuous service as a Director from the date hereof to the Exercise Date of the Option, subject to the provisions of Sections 4, 5, 6, 7 and 9.

(c) Method of Exercising and Payment for Shares. The Option shall be exercised by delivering a written or electronic notice (the “Notice of Exercise”) to the attention of BB&T or its agent. The Exercise Date shall be the date on which BB&T or its agent receives a fully completed Notice of Exercise; provided, however, that with respect to the exercise of an Option in which Shares relating to such Option are sold in the market, the Exercise Date is the date that the Shares relating to the Option are so sold and provided further that in all other exercises where the Notice of Exercise is received after the market closes, the Exercise Date is the next trading day of the Common Stock. Payment of the Option Price may be made (i) in cash or by cash equivalent, and, if permitted under applicable law, payment may also be made (ii) by delivery of shares of Common Stock owned by the Participant at the time of exercise for a period of at least six months (or such other time period deemed necessary by the Administrator); (iii) by delivery of the Notice of Exercise to BB&T or its agent and delivery to a broker of written or electronic notice of exercise and irrevocable instructions to promptly deliver to BB&T or its agent the amount of sale or loan proceeds to pay the Option Price; or (iv) by any combination of the foregoing methods. Shares delivered in payment of the Option Price shall be valued at their Fair Market Value on the Exercise Date, as determined in accordance with the Plan. Upon the exercise of an Option in whole or in part, payment of the Option Price in accordance with the provisions of the Plan and this Agreement, and satisfaction of such other conditions as may be established by the Administrator, BB&T shall promptly deliver to the Participant the Shares purchased.

In the event that the Option shall be exercised pursuant to this Section 3 by any person other than the Participant, the Notice of Exercise shall be accompanied by appropriate proof of the right of such person to exercise the Option.

(d) Shareholder Rights. The Participant and the Participant’s legal representative, legatees or distributees shall not be deemed to be the holder of any Shares subject to the Option and shall not have any rights of a shareholder unless and until such Shares have been issued and delivered to him, her or them under the Plan. The Option shall not provide dividend or dividend equivalent rights and the Participant shall have no dividend rights unless and until Shares have been issued to the Participant pursuant to the exercise of the Option. The Shares of Common Stock acquired upon exercise of the Option shall be issued in the name of the Participant (or if the Participant is deceased, in the name of the Participant’s beneficiary or beneficiaries) and distributed to the Participant (or if the Participant is deceased, to the Participant’s beneficiary or beneficiaries) as soon as practicable following receipt of Notice of Exercise, payment of the Option Price (except as may otherwise be determined by BB&T or its agent in the event of payment of the Option Price pursuant to Section 6.07(c) of the Plan), and payment of applicable taxes.

(e) Nontransferability of Option. The Option shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, except as may be permitted by the Administrator in its sole discretion (and in a manner consistent with the registration provisions of the Securities Act). Except as may be permitted by the preceding sentence, (i) during the lifetime of the Participant, the Option may be exercised only by the Participant; and (ii) no right or interest of a Participant in the Option shall be liable for, or subject to, any lien, obligation or liability of such Participant. The designation of a beneficiary in accordance with the Plan shall not constitute a transfer.

4. Termination of Service. Except as provided in Sections 5, 6 and 7 (and unless otherwise determined by the Administrator in accordance with the terms of the Plan), in the event that the service of the Participant as a Director terminates for any reason other than Retirement, death or disability, the Participant may exercise the Option only with respect to those Shares of Common Stock as to which the Option has become vested and exercisable pursuant to Section 3(b) as of the date of the Participant’s termination of service as a Director. The Participant may exercise the Option with respect to such Shares no more than thirty (30) days after the date of the Participant’s termination of service as a Director (but in any event prior to the Expiration Date), and the Option shall terminate at the end of such thirty- (30-) day period.

5. Exercise After Retirement. In the event that the Participant remains in the continuous service as a Director from the Grant Date until the Participant’s termination of service as a Director due to the Participant’s Retirement, the Option shall become fully vested and fully exercisable as of the date of the Participant’s termination of service as a Director due to Retirement without regard to the installment exercise limitations set forth in Section 3(b). The Participant may exercise the Option following the Participant’s termination of service as a Director due to Retirement until the Expiration Date.

6. Exercise in the Event of Death. In the event that the Participant remains in the continuous service as a Director from the Grant Date until the Participant’s death, the Option shall become fully vested and fully exercisable as of the date of death without regard to the installment exercise limitations set forth in Section 3(b). The Option shall be exercisable by such person or persons who are designated as the Participant’s beneficiary or beneficiaries in accordance with the terms of the Plan and this Agreement, or, if no such valid beneficiary designation exists, then by the Participant’s estate or by such person or persons as shall have acquired the right to exercise the Option by will or the laws of descent and distribution. The person or persons entitled to exercise the Option following the Participant’s death may exercise the Option until the Expiration Date.

7. Exercise in the Event of Disability. In the event that the Participant remains in the continuous service as a Director from the Grant Date until the date of the Participant’s termination of service as a Director on account of disability (as determined in accordance with the disability policies and procedures of BB&T applicable to Directors), the Option shall become fully vested and fully exercisable as of the date of the Participant’s termination of service as a Director on account of the Participant’s disability without regard to the installment exercise limitations set forth in Section 3(b). The Participant may exercise the Option following such termination of service until the Expiration Date.

8. Fractional Share. A fractional Share shall not be issuable hereunder, and when any provision hereof may entitle the Participant to a fractional Share, such fraction shall (unless the Administrator determines otherwise) be disregarded.

9. Change of Control.

(a) Notwithstanding Sections 3, 4, 5, 6 and 7, and in the event that there is “Change of Control” as defined in this Section 9, of BB&T subsequent to the date hereof, the Option shall become fully vested and fully exercisable as of the effective date of such event without regard to the installment exercise limitations set forth in Section 3(b).

(b) For purposes of this Section 9, a “Change of Control” will be deemed to have occurred on the earliest of the following dates: (i) the date any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), together with its affiliates, excluding employee benefit plans of BB&T and its Affiliates, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act) of securities of BB&T representing thirty percent (30%) or more of the combined voting power of BB&T’s then outstanding securities; or (ii) the date when, as a result of a tender offer or exchange offer for the purchase of securities of BB&T (other than such an offer by BB&T for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any consecutive twelve- (12-) month period during the Option Period constituted BB&T’s Board, plus new directors whose election or nomination for election by BB&T’s shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such twelve- (12-) month period (collectively, the “Continuing Directors”), cease for any reason during such twelve- (12-) month period to constitute at least two-thirds of the members of such board of directors; (iii) the date the shareholders of BB&T approve an agreement for the sale or disposition by BB&T of all or substantially all of BB&T’s assets within the meaning of Section 409A; or (iv) the date that any one person, or more than one person acting as a group, acquires ownership of stock of BB&T that, together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of BB&T within the meaning of Section 409A.

10. No Right to Continued Service or Future Options. Neither the Plan, the grant of the Option nor any other action related to the Plan shall confer upon the Participant any right to continue in the service of BB&T or an Affiliate or affect in any way with the right of BB&T or an Affiliate to terminate an individual’s service at any time. Except as otherwise expressly provided in the Plan or this Agreement, all rights of the Participant under the Plan with respect to the Option shall terminate upon termination of the service of the Participant as a Director. The grant of the Option does not create any obligation on the part of BB&T to grant any additional options.

11. Superseding Agreement. This Agreement supersedes any statements, representations or agreements of BB&T with respect to the grant of the Option or any related rights, and the Participant hereby waives any rights or claims related to any such statements, representations or agreements. This Agreement does not supersede or amend any existing confidentiality agreement, nonsolicitation agreement, noncompetition agreement, service agreement or any other similar agreement between the Participant and BB&T or an Affiliate, including, but not limited to, any restrictive covenants contained in such agreements.

12. Amendment and Termination; Waiver. Subject to the terms of the Plan, this Agreement may be modified or amended only by the written agreement of the parties hereto. The waiver by BB&T of a breach of any provision of this Agreement by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant. Notwithstanding the foregoing, the Administrator shall have unilateral authority to amend the Plan and this Agreement (without Participant consent) to the extent necessary to comply with applicable law or changes to applicable law (including but in no way limited to Section 409A and federal securities laws), and the Participant hereby consents to any such amendments to the Plan and this Agreement.

13. Withholding; Tax Matters; Fees.

(a) BB&T or an Affiliate shall report all income and withhold all required local, state, federal, foreign and other income tax obligations and any other amounts required to be withheld by any governmental authority or law from any amount payable in cash with respect to the Option. If any withholding is required, prior to the delivery or transfer of any Shares or any other benefit conferred under the Plan, BB&T or an Affiliate may, in its discretion, require the Participant or other recipient to pay to BB&T or an Affiliate in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by BB&T or an Affiliate to such authority for the account of such recipient. Notwithstanding the foregoing, the Administrator may establish procedures to permit a recipient to satisfy any such obligation in whole or in part, and any local, state, federal, foreign or other income tax obligations relating to the Option, by electing (the “election”) to have BB&T withhold Shares from the Shares to which the recipient is entitled. The number of Shares to be withheld shall have a Fair Market Value as of the Exercise Date as nearly equal as possible to the amount of such obligations being satisfied. Each election must be made to the Administrator or its agent in accordance with election procedures established by the Administrator.

(b) BB&T has made no warranties or representations to the Participant with respect to the tax consequences (including but not limited to income tax consequences) related to the Option or issuance, transfer or disposition of Shares following exercise of the Option, and the Participant is in no manner relying on BB&T or its representatives for an assessment of such tax consequences. The Participant acknowledges that there may be adverse tax consequences related to the grant of the Option or the acquisition or disposition of the Shares subject to the Option and that the Participant should consult a tax advisor prior to such grant, acquisition or disposition. The Participant acknowledges that the Participant has been advised that the Participant should consult with the Participant’s own attorney, accountant, and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. The Participant also acknowledges that BB&T has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.

(c) All third party fees relating to the exercise, delivery, or transfer of any Option or Shares shall be paid by the Participant or other recipient. To the extent the Participant or other recipient is entitled to any cash payment from BB&T or any of its Affiliates, the Participant hereby authorizes the deduction of such fees from such payment(s) without further action or authorization of the Participant or other recipient; and to the extent the Participant or other recipient is not entitled to any such payments, the Participant or other recipient shall pay BB&T or its designee an amount equal to such fees immediately upon the third party’s charge of such fees.

14. Severability. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

15. Right of Offset. Notwithstanding any other provision of the Plan or this Agreement, BB&T may reduce the amount of any benefit or payment otherwise payable to or on behalf of the Participant by the amount of any obligation of the Participant to BB&T or an Affiliate that is or becomes due and payable, and the Participant shall be deemed to have consented to such reduction.

16. Counterparts; Further Instruments. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

17. Notices. Any and all notices under the Option shall be in writing, and sent by hand delivery or by certified or registered mail (return receipt requested and first-class postage prepaid), in the case of BB&T, to its Human Systems Division, 200 West Second Street (27101), PO Box 1215, Winston-Salem, NC 27102, attention: Human Systems Division Manager, and in the case of the Participant, to the last known address of the Participant as reflected in BB&T’s records.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the principles of conflicts of law, and in accordance with applicable United States federal laws.

19. Successors and Assigns. Subject to the limitations stated herein and in the Plan, this Agreement shall be binding upon and inure to the benefit of the Participant and the Participant’s executors, administrators and permitted transferees and beneficiaries and BB&T and its successors and assigns.

20. Compliance with Laws; Restrictions on Option and Shares. BB&T may impose such restrictions on the Option and Shares or any other benefits underlying the Option as it may deem advisable, including without limitation restrictions under the federal securities laws, federal tax laws, the requirements of any stock exchange or similar organization and any blue sky, state or foreign securities laws applicable to such securities. Notwithstanding any other provision in the Plan or this Agreement to the contrary, BB&T shall not be obligated to issue, deliver or transfer shares of Common Stock under the Plan, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution or action is in compliance with all applicable laws, rules and regulations (including but not limited to the requirements of the Securities Act). BB&T may cause a restrictive legend to be placed on any Shares issued pursuant to the Option in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

21. Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Administrator shall have authority to make adjustments to the terms and conditions of the Option in recognition of unusual or nonrecurring events affecting BB&T or any Affiliate, or the financial statements of BB&T or any Affiliate, or of changes in applicable laws, regulations or accounting principles, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable laws, rules or regulations.

22. Cash Settlement. Notwithstanding any provision of the Plan or this Agreement to the contrary, the Administrator may cause the Option or portion thereof to be canceled in consideration of an alternative Award or cash payment of an equivalent cash value, as determined by the Administrator, made to the holder of such canceled Option.

[Signature Page to Follow]

IN WITNESS WHEREOF, BB&T has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed his or her signature hereto.

BB&T CORPORATION

By:

PARTICIPANT

<<First Name>> <<MI>> <<Last Name>>